EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO Sam Sarpong, CFO (323) 634-1700 www.broadwayfederalbank.com

Broadway Financial Corporation Receives $9 Million Investment from U.S. Treasury

LOS ANGELES, CA – (BUSINESS WIRE) – November 14, 2008 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today announced that it received a $9 million investment from the U.S. Treasury Department pursuant to Treasury’s TARP Capital Purchase Program (CPP).

Chairman and CEO, Paul C. Hudson, stated, “We initiated CPP investment transaction to raise capital to support our continued growth.”

The Company issued senior preferred shares that pay a cumulative dividend rate of five percent per annum for the first five years and will reset to a dividend rate of nine percent per annum after five years. The shares are callable by the Company at par after three years if the repurchase is made with newly raised common equity capital.

In conjunction with the purchase of the Company’s senior preferred shares, the Treasury received a warrant to purchase 183,175 shares of Company common shares at $7.37 per share, which would represent an aggregate common stock investment in the Company on exercise of the warrant in full equal to $1.35 million or 15 percent of the senior preferred investment. The common stock underlying these warrants represents 10.44 percent of the Company’s outstanding common shares at September 30, 2008.

At September 30, 2008, the Bank’s Risk-Based Capital ratio was 11.00%, its Tangible Capital ratio was 7.65%, and the Bank exceeded the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential, church and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.